ASSET PURCHASE AGREEMENT

THIS AGREEMENT made the 5th day of January, 2006,

BETWEEN:

CONSULTRONICS LIMITED, a corporation existing under the laws of the Province of Ontario,

(hereinafter called the "Vendor")

- and -

EXFO ELECTRO-OPTICAL ENGINEERING INC. a corporation constituted under the laws of Canada;

(hereinafter called the "Purchaser")

WITH THE INTERVENTION OF :

ANDRE REKAI, of the City of Scarborough, Province of Ontario

(hereinafter called the "Vendor’s Party")

- and -

CONSULTRONICS EUROPE LIMITED, a corporation existing under the laws of England,

(hereinafter called "Consultronics Europe")

- and -

CONSULTRONICS DEVELOPMENT KFT, a corporation existing under the laws of Hungary,

(hereinafter called "Consultronics Hungary")

(Consultronics Europe and Consultronics Hungary are hereinafter called the "Subsidiaries")

- and -

CONSULTRONICS INC., a corporation existing under the laws of the State of Delaware,

(hereinafter called "Consultronics USA")

THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE I
INTERPRETATION

1.1  Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings specified or referred to below and grammatical variations of such terms shall have corresponding meanings:

(a)	"Act" means the Business Corporations Act (Ontario) as in effect on the date hereof;

(b)	"Affiliate" has the meaning given to that term in the Act;

(c)
"Agreement" means this Asset Purchase Agreement and all amendments made in writing by the parties hereto, "herein" and similar expressions mean and refer to this Agreement and not to any particular Article, section, subsection or Schedule;

(d)	"Associate" has the meaning given to that term in the Act;

(e)	"Assumed Liabilities" has the meaning set out in section 4.1;

(f)
"Audited Financial Statements" means the audited consolidated financial statements of the Vendor as at and for the financial year ended May 31, 2005, including the notes thereto and the report of the Vendor's auditors thereon, copies of which are annexed hereto as Schedule 1;

(g)	"Business Day" means any day, other than a Saturday or a Sunday, on which the main branch of HSBC Bank Canada in Toronto, Ontario is open for business;

(h)	"Claim" has the meaning set out in section 11.3;

(i)	"Closing" has the meaning set out in section 10.2;

(j)	"Closing Audited Financial Statements" has the meaning set out in subsection 3.3(a);

(k)	"Closing Date" means January 24th, 2006, or such other date as the Vendor and the Purchaser may mutually determine;

(l)	"Closing Statements" has the meaning set out in subsection 3.3(a);

(m)	"Contract" means any agreement, indenture, contract, lease, including, without limitation, the Leases, deed of trust, licence, option, instrument or other commitment, whether written or oral;

(n)	"Employee Plans" has the meaning set out in section 5.29;

(o)	"Employees" means those salaried and hourly paid employees of the Vendor and the Subsidiaries who are employed in the Purchased Business immediately prior to the Time of Closing;

(p)
"Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(q)	"ETA" means Part IX of the Excise Tax Act (Canada), as amended from time to time;

(r)	"Excluded Assets" has the meaning set out in section 2.2;

(s)	"Excluded Liabilities" has the meaning set out in section 4.1;

(t)	"Existing Mortgage" means the Charge/Mortgage registered in the Land Registry Office for the Land Titles Division of York Region (No. 65), as instrument No.YR355014;

(u)	"Financial Statements" means the Audited Financial Statements and the Interim Financial Statements;

(v)	“Former Employees” has the meaning set out in subsection 8.9(b)

(w)	"Governmental Authority" means any governmental or regulatory authority, body, agency or department, whether foreign or domestic federal, provincial or municipal;

(x)
"GST" means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

(y)	"Indemnified Party" has the meaning set out in section 11.3;

(z)	"Indemnifying Party" has the meaning set out in section 11.3;

(aa)	"Intellectual Property" has the meaning set out in subsection 2.1(j);

(bb)	"Independent Auditor" has the meaning given to such term in subsection 3.3(b);

(cc)
"Interim Financial Statements" means the unaudited consolidated financial statements of the Vendor and the unaudited non-consolidated financial statements of the Vendor, Consultronics Europe and Consultronics Hungary as at and for the period from June 1st, 2005 to November 30th, 2005, copies of which are annexed hereto as Schedule 2; in the event the Closing is delayed, such financial statements will be for the period from June 1st, 2005 to the last day of the month preceding the Closing;

(dd)
"Laws" means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority;

(ee)	"Leased Property" has the meaning set out in section 5.7;

(ff)	"Leases" has the meaning set out in section 5.10;

(gg)	"Licences" has the meaning set out in section 5.16;

(hh)
"Losses" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

(ii)	"Objection Notice" has the meaning given to such term in subsection 3.3(b);

(jj)	"Permitted Encumbrances" means all the Encumbrances described and disclosed in Schedule 12;

(kk)	"Purchase Price" has the meaning set out in section 3.1;

(ll)	"Purchased Assets" has the meaning set out in section 2.1;

(mm)
"Purchased Business" means the business carried on by the Vendor and each of the Subsidiaries consisting primarily of the design, manufacture and marketing of telecommunications and data communications test equipment, and turnkey network monitoring solutions for telecommunications access testing;

(nn)	"Real Property" has the meaning set out in section 5.7;

(oo)	"Remaining Employees" has the meaning set out in subsection 8.9(a);

(pp)	"Replacement Plans" has the meaning set out in section 8.10;

(qq)	"Smart Grant" means the grant granted by the UK Secretary of State for Trade and Industry to Consultronics Europe dated August 15th, 2003 and accepted on August 20th, 2003.

(rr)	"Subsidiaries" means Consultronics Europe and Consultronics Hungary;

(ss)
"Tax" or "Taxes" means any federal, provincial, state, local, foreign or other income, gross receipts, profits, franchise, transfer, sales, use, customs, payroll, occupation, health, property, excise, GST or other taxes, fees, duties, assessments, withholdings or governmental charges of any nature, including employment insurance (including interest, penalties and additions to such taxes or charges);

(tt)	"Tax Act" means the Income Tax Act (Canada), as amended from time to time;

(uu)	"Time of Closing" means 10:00 a.m. Toronto time on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine;

(vv)	"Transaction Documents" has the meaning set out in section 1.6;

(ww)	"Transferred Employees" has the meaning set out in section 8.10;

(xx)
"Unaudited Financial Statements" means the unaudited non-consolidated financial statements of the Vendor, Consultronic Europe and Consultronics Hungary as at and for the financial year ended May 31, 2005, including the notes thereto, a copy of which is annexed hereto as Schedule 27; and

(yy)
"Working Capital" means the aggregate of consolidated accounts receivable, consolidated prepaids, consolidated inventory, consolidated deferred costs, consolidated current liabilities (including any income tax payable by the Subsidiaries but excluding any income tax liabilities of the Vendor), consolidated deferred revenue and all cash and cash equivalents as per the Subsidiaries’ audited financial statements as of the Closing Date.

1.2  Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.3  Sections and Headings

The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4  Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5  Accounting Principles

Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in Canada, including those approved from time to time by the Canadian Institute of Chartered Accountants or any successor body thereto.

1.6  Entire Agreement

This Agreement, together with the agreements and the other documents to be delivered pursuant to this Agreement (the “Transaction Documents”) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7  Time of Essence

Time shall be of the essence of this Agreement.

1.8  Construction

The parties agree that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

1.9  Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.10  Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns. The Purchaser may assign any rights hereunder to any of its Affiliates or Associates, but no such assignment shall relieve the Purchaser of any of its obligations under this Agreement. Except as otherwise provided herein, neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

1.11  Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.12  Knowledge

In this Agreement, any reference to the knowledge or awareness of any party means to the best of the knowledge, information and belief of the party after reviewing all relevant records and (except where such reference is to actual knowledge without inquiry) making due inquiries regarding the relevant matter of all relevant directors, officers, employees, agents and advisors of the party (or, in the case of the knowledge of the Vendor’s Party, of the Vendor).

1.13  Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1	Audited Financial Statements
Schedule 2	Interim Financial Statements
Schedule 3	Owned and Leased Real Property
Schedule 4	Machinery and Equipment
Schedule 5	Vehicles
Schedule 6	Material Contracts
Schedule 7	Employee Matters
Schedule 8	Licences and Permits
Schedule 9	Intellectual Property
Schedule 10	Allocation of Purchase Price
Schedule 11	Location of Assets
Schedule 12	Permitted Encumbrances
Schedule 13	Insurance Policies

Schedule 14	Legal and Regulatory Proceedings
Schedule 15	Regulatory Consents
Schedule 16	Third Party Consents
Schedule 17	Major Customers
Schedule 18	Product Warranties
Schedule 19	Affiliates
Schedule 20	Prepaid Expenses
Schedule 21	Purchase Orders Issued for Goods or Services Not Received at Closing
Schedule 22	Backlog of Purchase Orders Received and Not Fulfilled at Closing
Schedule 23	Lease of Equipments, Machinery, Cars and Other Fixed Assets
Schedule 24	Environment
Schedule 25	Bank accounts of the Subsidiaries
Schedule 26	Software Licences
Schedule 27	Unaudited Financial Statements
Schedule 28	Purchased Assets Related to US Activities
Schedule 29	Purchase Orders - Embedded Planets
Schedule 30	Post-closing Assistance to the Vendor

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS

2.1  Purchased Assets

Subject to the provisions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor, effective as of the close of business on the Closing Date, all of the immovable and movable property, all personal property rights and other assets of the Vendor used in connection with, comprising part of or otherwise relating to the Purchased Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wheresoever situated and whether or not in possession of the Vendor, as a going concern (collectively, the "Purchased Assets"), including without limitation:

(a)	Real Property. All real property, together with the buildings, structures, improvements and appurtenances situated thereon, including, without limitation, the real property described in Schedule 3;

(b)
Leases of Real Property. All rights (whether as lessee or lessor) under leases of real property, together with all leasehold improvements relating thereto, including, without limitation, all rights under the leases described in Schedule 3;

(c)
Machinery and Equipment. All machinery, equipment, fixtures, furniture, furnishings, parts, tooling melds, dies, jigs or patterns and other fixed assets associated with the ongoing operation of the Purchased Business, whether or not located in or on the premises of the Vendor or elsewhere, including, without limitation, the machinery and equipment described in Schedule 4;

(d)	Vehicles. All trucks, cars and other vehicles, including, without limitation, the vehicles described in Schedule 5;

(e)	Inventories. All inventories, including, without limitation, raw materials, work-in-process, finished goods and replacement parts;

(f)
Accounts Receivable. All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor and the benefit of all security for such accounts, notes and debts;

(g)
Prepaid Expenses. All prepaid expenses, deferred costs and expenses relating to the Purchased Business and all other items relating to the Purchased Business of the type classified as current assets in accordance with generally accepted accounting principles, including those expenses and costs listed in Schedule 20;

(h)
Agreements. All rights under leases of personal property, orders or contracts for the provision of goods or services (whether as buyer or seller), distribution and agency agreements, employment and collective agreements, agreements and instruments relating to employee pension or benefit plans and other Contracts not otherwise referred to in this section 2.1, including, without limitation, the Contracts described in Schedule 6 and Schedule 7;

(i)
Licences and Permits. All licences, permits, approvals, consents, registrations, certificates and other authorizations of any kind required to conduct the Purchased Business, including, without limitation, those described in Schedule 8;

(j)
Intellectual Property. All trade or brand names, business names, domain names, trade marks, trade mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, patents, patent registrations and applications and other patent rights (including any patents issued on such applications or rights), trade secrets, proprietary manufacturing information, custom software, software not generally available to the public used in connection with the Purchased Business, source codes, fully annotated, for all custom software (including all software not generally available to the public used in connection with the Purchased Business) and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, unpatented blue prints, drawings, logos and designs, formulae, processes, technology and other intellectual property, together with all rights under licences, technology transfer agreements and other agreements or instruments relating to any of the foregoing (collectively, "Intellectual Property"), including, without limitation, the trade marks, copyrights, patents, licences and agreements described in Schedule 9;

(k)
Computer Hardware and Software. All computer hardware and software associated with the ongoing operation of the Purchased Business, including all rights under licences and other agreements or instruments relating thereto;

(l)
Books and Records. All books and records (other than those required by Laws to be retained by the Vendor, copies of which will be provided to the Purchaser no later than on Closing Date), including without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored);

(m)	Securities. All shares and other securities held by the Vendor in Affiliates listed in Schedule 19;

(n)
Goodwill. All goodwill, (including all rights in every telephone number used by the Vendor) together with the exclusive right for the Purchaser to represent itself as carrying on the Purchased Business in succession to the Vendor and the right to use any words indicating that the Purchased Business is so carried on, including the exclusive right to use the name "Consultronics", or any variation thereof, as part of the name or style under which the Purchased Business or any part thereof is carried on by the Purchaser; and

(o)	Other Assets. Unless expressly excluded in this Agreement, all other or additional privileges, rights, interests and assets of the Vendor that are used in the Purchased Business.

Notwithstanding the foregoing, the parties agree that all above mentioned Purchased Assets related to the activities of the Vendor and its Subsidiaries in the United States, including those mentioned in Schedule 28, may be sold to, and purchased by, any Affiliate of the Purchaser hereunder, provided that the Purchaser shall, in respect of such sale and purchase, remain subject to all of its obligations under this Agreement as if it were the purchaser of such Purchased Assets.

2.2  Excluded Assets

The Purchased Assets shall not include any of the following property and assets (collectively, the "Excluded Assets"):

(a)	Cash. All cash and cash equivalents of the Vendor (except for cash and cash equivalents of the Subsidiaries);

(b)
Income Taxes. All income tax instalments paid by the Vendor and the right to receive any refund of income taxes paid by the Vendor, however any income tax liability will be assumed by the Vendor and excluded from the Working Capital;

(c)	Investment Tax Credits. All federal and provincial tax credits of the Vendor;

(d)
Shares of Consultronics USA. All issued and outstanding shares of Consultronics USA provided that on the Closing Date, all Contracts to which Consultronics USA is a party are assigned to the Purchaser; and

(e)
Insurance. All rights, titles and interests of the Vendor into the Key Man Insurance - Andre Rekai, the Accounts Receivable Insurance - Consultronics Limited and the directors and officers liability insurance policy.

ARTICLE III
PURCHASE PRICE

3.1  Purchase Price

The aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for the Purchased Assets shall be the sum of the following elements:

(a)
an amount equal to the Working Capital of the Vendor estimated by the parties to be an aggregate amount of $3,000,000, such amount to be adjusted on the basis of the Closing Audited Financial Statements;

(b)	an amount of $16,500,000; and

(c)
an amount equal to the principal amount outstanding under the Existing Mortgage together with all accrued interest up to and including the Closing Date, plus an amount equal to two (2) months interest payable as a penalty on the prepayment of the Existing Mortgage;

less:

(d)	any amount due by Consultronics Hungary, as the case may be, to the Vendor, as of the Closing Date, plus interest thereon, as the case may be.

The Purchase Price shall be satisfied by the payment referred to in section 3.2 (as such payment and Purchase Price may be adjusted pursuant to section 3.4).

3.2  Closing Date Payment

The Purchase Price shall be paid by the Purchaser to the Vendor as follows:

(a)
An amount of two million dollars ($2,000,000) shall be deposited at Closing with the Purchaser’s legal counsel, in escrow, in order to ensure that all representations and warranties of the Vendor are true and correct and the agreements with the Purchaser are or will be performed. Seventy-five percent (75%) of the said sum shall be released twelve (12) months following the Closing Date and the balance shall be released eighteen (18) months following the Closing Date unless, in the meantime, the Purchaser has presented to the Vendor a Claim, in which case, the Purchaser shall be entitled to retain an amount equivalent to the amount of the Claim until such Claim is settled in accordance with Article XI hereof; and

(b)
the balance of the Purchase Price shall be paid by certified cheque or bank draft payable to or to the order of the Vendor or, if the Vendor so directs at least two Business Days prior to the Closing Date, by way of electronic transfer of immediately available funds to such bank account in Toronto, Ontario as the Vendor may specify in such direction, subject to registration of the deed of sale for the Real Property and entering of such transfer, in the Land Titles Office, without any adverse entry other than Permitted Encumbrances.

3.3  Closing Audited Financial Statements

(a)
Closing Statements. As soon as possible, but not later than 90 days following the Closing Date, the Vendor's auditors shall deliver to the Purchaser, at Vendor’s expense, audited consolidated financial statements (the "Closing Audited Financial Statements") of the Vendor as of the close of business on the day immediately prior to the Closing Date, prepared in accordance with generally accepted accounting principles and Vendor’s accounting practices, applied on a basis consistent with the Audited Financial Statements together with a schedule setting out the adjustment amount, if any, calculated in accordance with section 3.4 (that schedule and the Closing Audited Financial Statements, collectively, the "Closing Statements"). For the purpose of preparing the Closing Statements, the Purchaser shall grant to the Vendor’s authorized representatives reasonable access to relevant records, facilities and personnel of the Purchased Business. The Vendor and the Purchaser shall co-operate fully with each other in the preparation of the Closing Statements.

(b)
Approval of Closing Statements. The Purchaser shall have 30 days from receipt of the Closing Statements within which to review the Closing Statements. For the purposes of this review, the Vendor shall permit the Purchaser and the Purchaser's authorized representatives to examine the working papers, schedules and other documents and information used or prepared by the Vendor or the Vendor's auditors in connection with the preparation of the Closing Statements. The Purchaser may dispute any of the items in the Closing Statements by written notice (an "Objection Notice") to the Vendor within the same 30 days. If the Purchaser has not delivered an Objection Notice to the Vendor within this 30 day period, the Purchaser shall be deemed to have accepted the Closing Statements. If the Purchaser delivers an Objection Notice, the Vendor and the Purchaser shall attempt to resolve all of the items in dispute within 15 days of receipt of the Objection Notice. If all items in dispute are not resolved within this 15 day period, such unresolved items will be submitted to an independent third party arbitrator, which shall be a national audit firm (the "Independent Auditor"), appointed together by the Vendor and the Purchaser to resolve the remaining items in dispute. In case the parties fail to select the Independent Auditor within 15 days, the Independent Auditor shall be appointed by a judge of the Superior Court of Justice of Ontario in the Toronto Region, upon application of either party.

(c)
Each party shall furnish to the Independent Auditor those working papers, schedules and other documents, and information relating to the items in dispute, that are available to that party or its auditors as the Independent Auditor may require. The Independent Auditor shall be instructed that time is of the essence in proceeding with its determination of any dispute, and the decision of the Independent Auditor with respect to any item in dispute shall be in writing and shall be final and binding on the Vendor and the Purchaser with no rights of challenge, review or appeal to the courts in any manner. The Independent Auditor, in making its determination of any dispute, does not act as an arbitrator and is not required to engage in a judicial inquiry worked out in a judicial manner.

(d)
On agreement or decision, as the case may be, with respect to all items in dispute, the Closing Statements shall be deemed to be amended as may be necessary to reflect the agreement or the decision, as the case may be. In this event, references in this Agreement to the Closing Statements shall be references to the Closing Statements, as so amended.

(e)
The fees and expenses of the Independent Auditor shall be borne equally by the Vendor, on the one hand, and the Purchaser, on the other hand, but each party shall be responsible for its own costs and expenses.

3.4  Adjustment of Closing Date Payment

(a)	If the Working Capital of the Vendor, as set out in the Closing Audited Financial Statements (as accepted or amended under section 3.3 above) , is:

(i)	less than $3,000,000, the Purchase Price shall be reduced; or

(ii)	more than $3,000,000, the Purchase Price shall be increased;

on a dollar for dollar basis;

(b)
if any Purchased Asset(s) (including the Prepaid Expenses) cannot be transferred to the Purchaser, the Purchase Price shall be reduced by the book value assigned to such Purchased Assets in the preparation of the Closing Audited Financial Statements, which book values shall be set out in the Schedule forming part of the Closing Statements;

(c)
in determining the adjustment to the Purchase Price for purposes of the schedule forming part of the Closing Statements, any reduction under subsection (b) shall be set off against any increase under clause (a)(ii); and

(d)
the total (or net, as the case may be) amount of the increase or reduction in the Purchase Price shall be paid by the Purchaser to the Vendor, or by the Vendor to the Purchaser, as the case may be, within two (2) Business Days after the Closing Statements are finalized by deemed acceptance, agreement or arbitration under section 3.3, by way of electronic transfer of immediately available funds to such bank account in Canada as the payee specifies.

3.5  Allocation of Purchase Price

The Vendor and the Purchaser agree to allocate the Purchase Price among the Purchased Assets in accordance with Schedule 10 and to report the sale and purchase of the Purchased Assets for all federal, provincial and local tax purposes in a manner consistent with such allocation. The Purchaser and the Vendor agree that if any taxing authority does not agree with any allocation of the Purchase Price agreed to between the parties in accordance with the foregoing, the Vendor and the Purchaser shall use their best efforts and good faith to agree upon a different allocation acceptable to the relevant authority and, if the parties are so able to agree, they shall thereafter amend the allocation and their income tax returns accordingly; provided, however that nothing contained herein shall be construed so as to require any party to commence or participate in any litigation or administrative process challenging the determination so made by any applicable authority.

3.6  ETA Election

The Purchaser and the Vendor shall elect jointly under subsection 167(1) of the ETA, in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Purchased Assets hereunder, and the Purchaser shall file such election in its GST return for its reporting period that includes the Closing Date.

3.7  Transfer Taxes

The Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any GST, retail sales taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Vendor to the Purchaser.

3.8  Income Tax Election

The Purchaser and the Vendor agree to elect jointly in the prescribed form under section 22 of the Tax Act as to the sale of the accounts receivable and other assets that are referred to in subsection 2.1(f) and described in section 22 of the Tax Act and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to section 3.5 as the consideration paid by the Purchaser therefor.

3.9  Tax Amounts Payable by Customers

If and to the extent that the accounts receivable described in subsection 2.1(f) include amounts ("Tax Amounts") payable by the customer or other account debtor on account of GST or any other Taxes which the Vendor is required to collect from the account debtor in conjunction with such accounts, and which the Vendor has remitted or is obliged to remit to the relevant taxing authority (the “Authority”), the Purchaser shall, upon collecting the relevant account, remit the Tax Amount:

(a) if the Vendor has previously accounted for such amount in its returns to the relevant Authority (by remittance and/or by setoff of input tax credits), to the Vendor; or

(b) otherwise, to the appropriate Authority.

Notwithstanding the foregoing, Purchaser’s obligations pursuant to this section 3.9 shall be limited to collecting the Taxes billed by Vendor and the Purchaser shall not be liable in any case where Taxes have not been billed or have been incorrectly billed. For greater certainty, Purchaser shall not be liable with respect to any Taxes regarding any sales completed prior to the Closing Date, save and except for the portion of Taxes billed and included in the accounts receivable indicated in the Closing Audited Financial Statements.

3.10  Inter-company Accounts

(a)
The Purchaser will ensure that any amount referred to in section 3.1(d) due by Consultronics Hungary to the Vendor as of the Closing Date will be repaid by Consultronics Hungary to the Vendor within ten (10) business days following the Closing Date.

(b)
If, as a result of the repayment or forgiveness of intercorporate loans between the Vendor and Consultronics Europe, the amount of the tax losses available to Consultronics Europe is reduced, then the Purchase Price shall be reduced by an amount equal to:

(i)	the amount of such reduction of tax losses;

multiplied by

(ii)	the effective UK tax rate which would apply to taxable income of Consultronics Europe;

multiplied by

(iii)	two-thirds (66.67%).

ARTICLE IV
ASSUMPTION OF LIABILITIES

4.1  Assumption of Certain Liabilities by the Purchaser

Subject to the provisions of this Agreement, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfil, from and after the Time of Closing, only those outstanding obligations and liabilities of the Vendor as at the Closing Date which, by their terms, are to be paid, satisfied, discharged, performed and fulfilled at and after the Time of Closing (the "Assumed Liabilities") under:

(a)	the Contracts described in Schedule 3, Schedule 6, Schedule 7 and Schedule 9;

(b)	the licences, permits, approvals, consents, registrations, certificates and other authorizations described in Schedule 8;

(c)	the agreements entered into by the Vendor for the provision of services or goods to the Vendor which are detailed in Schedule 21;

(d)	the agreements entered into by the Vendor for the sale of inventories by the Vendor or the provision of services by the Vendor after the Closing Date which are detailed in Schedule 22;

(e)	the outstanding balance due on the capital leases (current and long term) as reflected in the Closing Audited Financial Statements;

(f)	the current liabilities as reflected in the Closing Audited Financial Statements, excluding any income tax liabilities; and

(g)
warranty claims in respect of products sold prior to the Closing Date, but only to the maximum number of units in respect of which a warranty reserve is included in the Closing Audited Financial Statements.

For greater certainty, and without limiting the generality of the foregoing, the Vendor shall remain liable for and shall pay, satisfy, discharge, perform and fulfil, all obligations, liabilities covenants, commitments and undertakings of the Vendor, whether known, accrued or contingent, except the Assumed Liabilities (the "Excluded Liabilities"), including, without limitation, the obligations and liabilities of the Vendor:

(h)
for Taxes payable, collectible or remittable by the Vendor in respect of the Purchased Business and the Purchased Assets, provided that real property and other Taxes levied with respect to the Purchased Assets for a taxable period that includes but does not end on the Closing Date shall be apportioned between the Vendor and the Purchaser such that the Vendor shall be liable for the amount determined by multiplying the Taxes to be apportioned by a fraction, the numerator of which is the number of days in the taxable period up to the Closing Date and the denominator of which is the total number of days in the period, and the Purchaser shall be liable for the balance;

(i)	pursuant to any default of the Vendor under any of the Contracts;

(j)
pursuant to any warranty claim for any manufactured products prior to the Closing Date, in excess of the number of units recorded as warranty reserve in the Closing Audited Financial Statements and in Schedule 18; such warranty claims will be tracked based on the number of products returned and the calculation of the claim will be based on the calculation of the reserve as set of in Schedule 18; and

(k)	pursuant to any other liabilities payable on or prior to the Closing Date and not included in the liabilities reflected in the Closing Audited Financial Statements.

The Vendor hereby agrees to indemnify and save harmless the Purchaser, its representatives, successors and assigns, from and against any and all Losses incurred by it and arising out of the Excluded Liabilities or the failure of the Vendor to duly pay, perform and discharge the Excluded Liabilities as and when they become due.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

Each of the Vendor and the Vendor’s Party, jointly and severally, represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets and the transactions contemplated by the Agreement:

5.1  Organization

Each of the Vendor and the Subsidiaries is a corporation duly incorporated and validly existing under the Laws of its respective jurisdiction, is not in default of filing any notice, report or return under such Laws the failure to file which could result in the cancellation of its corporate existence under such Laws, has the corporate power and holds the licences, permits, certificates and other approvals required to own or lease its property, to carry on the Purchased Business as now being conducted by it and to enter into this Agreement and to perform its obligations hereunder.

5.2  Authorization

Each of the Vendor and the Subsidiaries has obtained all required consents, approvals and authorizations, including, without limitation, all shareholders’ consents, and has the full power and authority to sell, or cause the sale of the Purchased Assets and to execute, deliver and perform or cause to be executed, delivered or performed, and to enter into and consummate, or cause to be entered into or consummated, all transactions contemplated by this Agreement, and has duly authorized the execution, delivery and performance of this Agreement, and each of the Transaction Documents has been (or, in the case of those delivered after the date hereof, will at the time of such delivery have been) duly authorized, executed and delivered by each of the Vendor and the Subsidiaries and is (or will upon delivery be) a legal, valid and binding obligation of each of the Vendor and the Subsidiaries, enforceable by the Purchaser against each of the Vendor, the Subsidiaries and the Vendor’s Party by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. No authorization is required to be obtained by the Vendor or any of the Subsidiaries from any Governmental Authority, regulatory agency or any other third party in connection with the execution, delivery or performance of this Agreement or any other document or agreement to be delivered under this Agreement.

5.3  No Other Agreements to Purchase

No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets, other than pursuant to purchase orders accepted by the Vendor in the ordinary course of the Purchased Business.

5.4  No Violation

The execution and delivery of this Agreement by each of the Vendor, the Vendor’s Party and the Subsidiaries and the consummation of the transactions herein provided for or the fulfilment of or the compliance with the terms and conditions of any of the Transaction Documents will not result in:

(a)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor or any of the Subsidiaries under:

(i)	any Contract to which the Vendor, the Vendor’s Party or any of the Subsidiaries is a party or by which it is or its properties are bound; nor

(ii)	any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor or any of the Subsidiaries; nor

(iii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Vendor, the Subsidiaries or Vendor’s Party; nor

(b)	a violation of any Laws to which the Vendor, the Vendor’s Party, the Subsidiaries, the Purchased Assets or the Purchased Business are subject, other than the Bulk Sales Act (Ontario).

5.5  Sufficiency and Condition of Purchased Assets

As from the purchase of the Purchased Business by the Purchaser and its Affiliate on the Closing Date, the Purchaser will hold and benefit from all the Purchased Assets owned or leased by the Vendor as well as the rights, titles and interest required in order to continue operating the Purchased Business as it was operated by the Vendor prior to the Closing Date. All Purchased Assets owned and used by the Vendor in connection with the Purchased Business are in good operating condition and are in a state of good repair and maintenance. The Purchased Assets and their use by the Vendor and the Subsidiaries are in compliance with the Laws applicable thereto or to the use thereof.

5.6  Title to Personal Property

The Purchased Assets (other than the Real Property) are owned beneficially by the Vendor with a good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. The assets of the Subsidiaries are beneficially owned by the Subsidiaries with good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. Each of the Vendor and the Subsidiaries has no equipment leases, leaseback agreements or machinery leases, other than those enumerated in Schedule 23.

5.7  Location of Real Property

Schedule 3 sets forth the municipal addresses and complete and accurate legal descriptions of all the real property that is used in the Purchased Business and of which the Vendor or any of the Subsidiaries is the beneficial or registered owner (the "Real Property"), free and clear of any Encumbrances except the Permitted Encumbrances and the real property that is used in the Purchased Business and leased by the Vendor (the "Leased Property").

5.8  Title to Real and Leased Property

The Vendor is not the beneficial or registered owner of and has not agreed to acquire any real property or any interest in any real property other than the Real Property and the Leased Property. The Vendor has the exclusive right to possess, use and occupy the Leased Property and has good and marketable title in fee simple to all the Real Property, free and clear of all Encumbrances, easements or other restrictions of any kind other than Permitted Encumbrances. Without limiting the generality of the foregoing:

(a)
the Permitted Encumbrances constitute all of the Encumbrances, agreements, indentures and other matters, including, without limitation, all unregistered Encumbrances, that affect the Real Property or the Leased Property, and the Vendor has not received any notice of default under, or termination of, any of the Permitted Encumbrances;

(b)
each of the Real Property and the Leased Property (including all buildings, improvements and fixtures) is in good state of repair and is fit for its present use, and with the exception that it may be advisable to replace the heating and air conditioning units at the Concord facility in the Spring of 2006 (the costs of which shall not exceed $80,000), there are no faults in design, material or structural repairs, defects or replacements that are necessary or advisable and, without limiting the foregoing, there are no repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems that are necessary or advisable; and none of the Real Property or the Leased Property is currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated;

(c)
the Real Property and the Leased Property, with regard to the location, construction, occupancy and use thereof, are in compliance with all of the applicable Laws and regulations, municipal or otherwise; no buildings or other structures located on the Real Property encroaches upon any land not owned by the Vendor; no buildings or other structures located on adjacent property encroaches upon the Real Property; and there are no restrictive covenants, municipal by-laws or other laws or regulations which in any way restrict or prohibit the use of the Real Property or Leased Property or the buildings or structures located thereon for the purposes for which they are presently being used, other than Permitted Encumbrances; and

(d)	there are no expropriation or similar proceedings, actual or threatened, of which the Vendor has received notice against the Real Property or the Leased Property.

5.9  Environmental Matters

5.9.1	In this section,

(a)
"Environment" means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor spaces;

(b)
"Environmental Law" means all federal, provincial, municipal or local statutes, regulations, by-laws, Environmental Permits, orders or rules, and any policies or guidelines of any Governmental Authority or regulatory body or agency, and any requirements or obligations arising under the common law, relating to the Environment, the transportation of dangerous goods and occupational health and safety;

(c)
"Environmental Permits" means all permits, licences, approvals, consents, authorizations, registrations and certificates issued by or provided to, as the case may be, any government or Governmental Authority pursuant to an Environmental Law;

(d)
"Premises" means all real property, buildings and facilities, including any part of any such property, building or facility owned, leased, or operated by the Vendor or any of the Subsidiaries in connection with the Purchased Business; and

(e)
"Substance" means any substance or material which under any Environmental Law is defined to be "hazardous", "toxic", "deleterious", "caustic", "dangerous", a "contaminant", a "pollutant", a "dangerous good", a "waste", a "source of contamination" or a source of a "pollutant".

5.9.2	Except as disclosed in Schedule 24,

(a)
neither the Vendor nor any other Person has emitted, discharged, deposited or released or caused or permitted to be emitted, discharged, deposited or released, any Substances on or to the Premises, or in connection with the operation of the Purchased Business, except in compliance with Environmental Law;

(b)
the soil and subsoil, and the surface and ground water in, on or under the Premises do not contain any Substances, nor do the Premises contain any underground storage tanks; all Substances which have been or are being treated or stored on the Premises have been generated, treated and stored in compliance with Environmental Law;

(c)	no polychlorinated biphenyls, asbestos containing materials, lead or urea-formaldehyde is or has ever been on, at, in or under the Premises; and

(d)	neither the Vendor nor any of the Subsidiaries has permitted the Premises to be used for the disposal of any Substance.

5.9.3	All Environmental Permits obtained by the Vendor in connection with the Purchased Business (including any applicable expiry dates) are listed in Schedule 24 and are valid and in full force and effect.

5.9.4
There are no proceedings against or involving the Vendor or any of the Subsidiaries either in progress, pending, or threatened which allege the violation of, or non-compliance with, any Environmental Law.

5.9.5	For greater certainty, the representations and warranties contained in section 5.2, 5.4, 5.16 and 5.17 apply to Environmental Permits.

5.10  Leased Property

The Vendor is not a party to any lease or agreement to lease or sublease in respect of any real property, whether as lessor or lessee or sublessor or sublessee, other than the leases and subleases (the "Leases") described in Schedule 3 relating to the Leased Property. Schedule 3 sets out the parties to each of the Leases, their dates of execution and expiry dates, any options to renew, the locations of the leased lands and premises and the rent payable thereunder. The Vendor or the Subsidiaries, as the case may be, has quiet possession of all the property which it operates under the Leases and each of such Leases is fully enforceable in accordance with the terms thereof and none of the Vendor nor any of the Subsidiaries is in default under any of such Leases.

5.11  Inventories

The inventories were acquired in the normal course of business. The inventories of the Vendor relating to the Purchased Business do not include any items that are slow moving, below standard quality or of a quality or quantity not usable or saleable in the normal course of business, the value of which has not been written down on its books of account to net realizable market value.

5.12  Accounts Receivable

All accounts receivable, book debts and other debts due or accruing to the Vendor in connection with the Purchased Business are bona fide, valid and good and, subject to an allowance for doubtful accounts that has been reflected on the books of the Vendor in accordance with generally accepted accounting principles, collectible without set-off or counterclaim.

5.13  Intellectual Property

Schedule 9 sets out all registered or pending Intellectual Property (including particulars of registration or application for registration) and all licences and other Contracts that comprise or relate to Intellectual Property, including all Intellectual Property registered or owned by the Subsidiaries. The Intellectual Property comprises all trade or brand names, business names, trade marks, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property necessary to conduct the Purchased Business. The Vendor or any of the Subsidiaries, as indicated in Schedule 9, is the beneficial owner of the Intellectual Property free and clear of all Encumbrances, and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property, including, without limitation, all rights and interests of the Vendor in the Acterna Settlement Agreement dated October 1st, 2004. No person has been granted any interest in or right to use all or any portion of the Intellectual Property. The conduct of the Purchased Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person. The Vendor is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person, nor has the Vendor received any notice that the conduct of the Purchased Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and the Vendor has no knowledge of any infringement or violation of any of its rights in the Intellectual Property. The Vendor is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property. The Vendor has provided to the Purchaser a true and complete copy of all Contracts and amendments thereto that comprise or relate to the Intellectual Property.

5.14  Insurance

The Vendor has the Purchased Assets and the Subsidiaries insured against loss or damage by all insurable hazards or risks on a replacement cost basis. Schedule 13 sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Subsidiaries or the Vendor on the Purchased Assets or personnel as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Purchased Assets. Each of such policies covers the risks (including liability for latent product defects) normally covered by enterprises operating businesses which are similar to the Purchased Business. Each of such policies covers all reasonable risks, the coverage provided is such as would be maintained by a prudent administrator carrying on a similar business and each of such policies is in full force and effect. The Vendor is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy, in due and timely fashion. The Vendor has provided a true copy of each insurance policy referred to in Schedule 13 to the Purchaser.

5.15  Agreements and Commitments

Except as described in Schedule 3, Schedule 6, Schedule 7, Schedule 9 and Schedule 18, the Vendor and the Subsidiaries are not a party to or bound by any Contract relating to the Purchased Business or Purchased Assets. Each of the Vendor and the Subsidiaries has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the Purchased Business or Purchased Assets to which it is a party or by which it is bound and all such Contracts are in good standing and in full force and effect. The Vendor has provided to the Purchaser a true and complete copy of each Contract listed or described in Schedule 3, Schedule 6, Schedule 7, Schedule 9 and Schedule 18, and all amendments thereto.

5.16  Compliance With Laws; Governmental Authorization

Each of the Vendor and the Subsidiaries has complied with all Laws applicable to the Purchased Business or the Purchased Assets. Schedule 8 sets out a complete and accurate list of all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licences") held by or granted to the Vendor or any of the Subsidiaries, and there are no other licences, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Purchased Business or to own or lease any of the Purchased Assets.Each licence is in good standing.

5.17  Consents and Approvals

There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any Contract relating to the Purchased Business or Purchased Assets to which the Vendor or any of the Subsidiaries is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 16 that will be obtained no later than the Closing Date.

5.18  Financial Statements

The Financial Statements have been prepared in accordance with generally accepted accounting principles and Vendor’s accounting practices, applied on a basis consistent with prior periods, are true, correct and complete, and present fairly and accurately the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Vendor and the Subsidiaries as at the respective dates of the Financial Statements and the sales, earnings and results of operations of the Vendor and the Subsidiaries for the respective periods covered by the Financial Statements.

5.19  Books and Records

The books and records of each of the Vendor and the Subsidiaries accurately and correctly set out and disclose, in accordance with generally accepted accounting principles, the financial position of the Vendor and the Subsidiaries as at the date hereof, and all financial transactions of the Vendor and the Subsidiaries relating to the Purchased Business have been accurately recorded in such books and records.

5.20  Closing Audited Financial Statement

The Closing Audited Financial Statements will be prepared in accordance with generally accepted accounting principles and Vendor’s accounting practices, applied on a basis consistent with those used in the preparation of the Audited Financial Statements and will present fairly and accurately the Purchased Assets and Assumed Liabilities as at the close of business on the Closing Date.

5.21  Absence of Changes

Since May 31, 2005, the Purchased Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been:

(a)	any material adverse change in the financial condition of the Purchased Business;

(b)
any material obligation or liability incurred by the Vendor or any of the Subsidiaries in connection with the Purchased Business, other than those incurred in the ordinary and normal course of the Purchased Business and consistent with past practice and with the exception of a 5 year lease commitment in the amount of approximately $635,000 for certain production machinery;

(c)
any payment, discharge or satisfaction of any Encumbrance, liability or obligation of the Vendor or any of the Subsidiaries in relation to the Purchased Business or the Purchased Assets other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course of business consistent with past practice;

(d)
any licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets, other than sales of inventory to customers in the ordinary and normal course of the Purchased Business;

(e)
any general increase in the compensation of employees of the Vendor or any of the Subsidiaries, involved in the Purchased Business (including, without limitation, any increase pursuant to any Employee Plan or commitment), or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof, with the exception of a general salary review in September 2005 resulting in increases in salaries averaging approximately 5%;

(f)	any change in the employment conditions, benefit, bonus and severance packages for management personnel of the Purchased Business;

(g)	any forward purchase commitments in excess of the requirements of the Purchased Business for normal operating inventories or at prices higher than the current market prices;

(h)	any forward sales commitments other than in the ordinary and normal course of the Purchased Business;

(i)	any change in the accounting or tax practices followed by the Vendor or any of the Subsidiaries;

(j)	any change adopted in the depreciation or amortization policies or rates; or

(k)	any change in the credit terms offered to customers of, or by suppliers to, the Purchased Business.

5.22  Non-Arm's Length Transactions

With respect to the Purchased Business, the Vendor has not, since May 31, 2005, made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm's length with the Vendor or any of the Subsidiaries (within the meaning of the Tax Act) or any Affiliate or Associate of any of the foregoing, except as disclosed on the Audited Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary course of the Purchased Business. All loans or other indebtedness of the Vendor in favour of the Subsidiaries or of any of the Subsidiaries in favour of the Vendor will have been reimbursed on or prior to the Closing Date.

5.23  Taxes

Each of the Vendor and the Subsidiaries is not in default of filing its income Tax or Tax returns with the competent Governmental Authority; all of the Taxes and all of the income Taxes levied, either by the Government of Canada, the U.S. Government or the government of any other country, the government of a province or a state or by a municipality or any other authority incorporated or empowered to do so, which are due and payable by the Vendor or any of the Subsidiaries, have been discharged in full or have been the subject of appropriate reserves, the amounts of which have been recorded in the Financial Statements; in respect of all such Taxes or income Taxes, none of the Vendor nor the Subsidiaries has received any notice of assessment nor has been the subject of an audit, investigation or threatened assessment for Taxes which are owing in respect of previous years to this date and which could be added to the amounts indicated in the books and records of the Vendor and of the Subsidiaries in respect of Taxes and income Taxes payable.

5.24  Litigation

Except as described in Schedule 14, there are no actions, suits, audits, investigations, assessments or proceedings (whether or not purportedly on behalf of the Vendor) pending or, to the best knowledge of the Vendor, after due enquiry, threatened against or affecting the Vendor or any of the Subsidiaries or any of their employees and directors in their capacities as such, at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board. There is not currently outstanding against or affecting the Purchased Assets or the Purchased Business or the Vendor’s or the Subsidiaries’ employees or directors in their capacities as such, any judgment, decree, injunction, ruling or order of any court, arbitrator, governmental department, commission, agency or instrumentality.

5.25  Residency

The Vendor is not a non-resident of Canada for the purposes of the Tax Act.

5.26  GST Registration

The Vendor is a registrant for purposes of the ETA whose registration number is 122604119RT0001. Following completion of this Agreement, the Purchaser will have ownership, possession or use of all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be able to carry on the Purchased Business.

5.27  Customers and Suppliers

Schedule 17 sets out the major customers of the Purchased Business, and there has been no termination or cancellation of, and no modification or change in, the Vendor's business relationship with any major customer or group of major customers. There has not been any material adverse change in relations with clients or suppliers of the Purchased Business since May 31, 2005 and, to the knowledge of the Vendor’s Party, no such change is anticipated including, without limitation, as a result of the transactions contemplated herein. The agreements entered into by the Vendor or any of the Subsidiaries for the sale of inventories or the provision of services by the Vendor or any of the Subsidiaries are upon reasonable terms and conditions and have been entered into in the ordinary course of the Purchased Business. Each of the Vendor and the Subsidiaries has not had a significant problem in obtaining in a timely manner and at reasonable cost any and all services used or to be used in the Purchased Business, nor do the Vendor or Vendor’s Party have any reason to believe each of the Vendor and the Subsidiaries will have any significant problem in obtaining such services in the future. The agreements entered into by the Vendor or any of its Subsidiaries for the provision of services or goods to the Vendor or any of the Subsidiaries are for quantity, terms and quality reasonable with the level of the Purchased Business and have been entered into in the ordinary course of the Purchased Business. None of the Vendor nor any of the Subsidiaries has received written notice of intent to terminate any Contracts or agreements for the purchase of the products or services of any of the Vendor or the Subsidiaries, nor do they have actual knowledge, without inquiry, of any circumstances which are likely to result in the major customers materially decreasing their purchases of products or services during the 12 months immediately after the Closing.

5.28  Product Warranties

Schedule 18 is a complete list of all express, written warranties given to purchasers of products supplied by the Vendor in connection with the Purchased Business. The books and records of each of the Vendor and the Subsidiaries accurately and correctly set out and disclose, in accordance with generally accepted accounting principles, the provisions with respect to the written warranties as at the date hereof.

5.29  Employee Plans

Schedule 7 identifies each deferred compensation, bonus or incentive compensation, share option or purchase, severance, termination pay, hospitalization or other medical benefit, life or other insurance, vision, dental, drug, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, incentive or other compensation, mortgage assistance, pension or supplemental pension plan, retirement compensation arrangement, group registered retirement savings plan, deferred profit sharing plan, employee profit sharing plan, savings, retirement or supplemental retirement plan, program or arrangement, whether funded or unfunded, formal or informal, written or oral, that is maintained, contributed to or required to be contributed to, by the Vendor or any of the Subsidiaries, or to which the Vendor or any of the Subsidiaries is a party, or bound by, or under which the Vendor or any of the Subsidiaries has any liability or contingent liability with respect to or relating to the Purchased Business or the Purchased Assets for the benefit of employees or former employees of the Vendor and any of the Subsidiaries, and their beneficiaries and dependents (the "Employee Plans"). The Employee Plans have been established under, and are registered as required, maintained and administered in accordance with applicable Laws relating to such plans and the terms and conditions of such plans, and all filings, reports and disclosures with respect thereto required by applicable Laws have been filed, made or distributed. All obligations required by applicable laws, the Employee Plans or by contract to be performed in connection with the Employee Plans have been performed and there are no outstanding defaults or violations by any party to any Employee Plan nor any Taxes, penalties or fees owing or exigible under any Employee Plan. All obligations of the Vendor and the Subsidiaries with respect to Employee Plans are reflected in the Financial Statements in accordance with generally accepted accounting principles. True and complete copies of all Employee Plans, or where such Employee Plans are oral commitments, written summaries of their terms, together with all related documents including, if applicable, funding agreements, actuarial reports, funding returns and statements, plan summaries, employee booklets and personnel manuals have been provided to the Purchaser and attached as Schedule 7. Where required by applicable Laws, the Employee Plans or by contract, each Employee Plan has been fully funded or fully insured. All Employee data necessary to administer the Employee Plans is in the possession and control of the Vendor and the Subsidiaries and has been made available to the Purchaser and is complete and accurate.

No amendments or improvements have been made or promised respecting any Employee Plan since May 31, 2005 other than those required by applicable Laws. Except as set out on Schedule 7, no Employee Plan provides for any payment or the acceleration of any right or benefit as a consequence of the transaction contemplated by this Agreement.

The Vendor and its Subsidiaries are not a party to, or bound by, and have no actual or contingent liability in respect of any retirement or retirement savings plans including, without limitation, any registered or unregistered pension plan, pensions, supplemental pensions, registered retirement savings plans or any retirement compensation arrangements. No Employee Plan is a defined benefit pension plan. No Employee Plan provides benefits beyond retirement or any other cessation of service to retirees or any current or former directors, employees or consultants of the Vendor or its Subsidiaries, or to their dependents or beneficiaries. No Employee Plan provides for retroactive charges or premium increases.

5.30  Collective Agreements

There are no unions or employee associations, whether certified or voluntarily recognized, that represent the employees of the Vendor or any of the Subsidiaries. The Vendor and the Subsidiaries have not made any Contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements. The Vendor and the Subsidiaries are not aware of any current attempts or any attempts in the last three years, to organize or establish any labour union or employee association with respect to any Employees of the Vendor or the Subsidiaries. There is no labour dispute involving the employees, including, without limitation, with respect to workers’ compensation. There are no pending unfair labour practice complaints involving any employee of the Vendor or the Subsidiaries, nor any related or successor employer’s applications or proceedings involving the Vendor or the Subsidiaries, nor have there been for the past three years.

5.31  Employees

Schedule 7 contains a true, complete and accurate list of all individuals who are employees, sales and other agents or representatives of the Vendor or of any of the Subsidiaries employed or engaged in the Purchased Business as of the date of this Agreement specifying with respect to salaried employees and sales or other agents or representatives, the length of service, age, title, rate of salary or other pay and commission or bonus structure or other security-based compensation participation for each such employee, agent or representative. Other than as set out in Schedule 7, the engagement of all of the employee of the Vendor and the Subsidiaries can be terminated at any time for cause or upon providing reasonable notice of termination upon termination without cause. The Vendor and the Subsidiaries have not incurred, and no circumstances exist, under which the Vendor and the Subsidiaries could incur any liability for the misclassification of employees as independent contractors.

5.32  Employee Accruals

All accruals for unpaid vacation pay, premiums for unemployment insurance, workers’ compensation, health premiums, Canada Pension Plan or other pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments and other source deductions have been reflected in the books and records of each of the Vendor and the Subsidiaries.

5.33  Ownership of Subsidiaries’ Shares

The Vendor has the right, power and authority to sell, transfer, assign and deliver all the shares of the Subsidiaries (the "Subsidiaries’ Shares"). Immediately prior to the delivery of the Subsidiaries’ Shares, the Vendor will be the sole registered and beneficial owner of all the Subsidiaries’ Shares and will have good and valid title to such Subsidiaries’ Shares, free and clear of all Encumbrances and restrictions on transfer other than those in the articles of any of the Subsidiaries, which shall have been complied with at Closing. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character to which the Vendor is a party, obligating the Vendor to deliver or sell, or cause to be delivered or sold, contingently or otherwise, such Subsidiaries’ Shares. There are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings to which the Vendor is a party restricting or otherwise relating to voting, dividend or other rights with respect to the Subsidiaries’ Shares.

5.34  Absence of Undisclosed Liabilities

Each of the Vendor and the Subsidiaries is not now subject to any liabilities or obligations, direct or indirect, absolute or, to the best of Vendor’s knowledge, contingent, other than the liabilities or obligations set forth in the Financial Statements, and those arising since May 31, 2005 in the ordinary course of business, none of which is materially adverse to the Purchased Business and all of which in the aggregate are not materially adverse to the Purchased Business. To the Vendor’s knowledge, there are no facts or circumstances which might reasonably serve as the basis for, or give rise to, any material liabilities or obligations on the part of the Purchased Business other than liabilities or obligations disclosed in the Audited Financial Statements, or arising thereafter in the ordinary course of business (none of which is materially adverse to the Purchased Business). None of the Vendor nor any of the Subsidiaries has given or agreed to give, nor is it a party to or bound by, any guarantee or indemnity in respect of indebtedness, or other obligations, of any Person, or any other commitment by which any of the Vendor or the Subsidiaries is, or is contingently, liable for such indebtedness or other obligations.

5.35  No Joint Venture Interests, etc.

None of the Vendor nor any of the Subsidiaries is a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and none of the Vendor nor any of the Subsidiaries has significant investment interests in any business owned or controlled by any third party.

5.36  Articles and By-Laws

The Articles and by-laws of each of the Subsidiaries, including any and all amendments have been delivered or made available to the Purchaser and such Articles and by-laws as so amended are in full force and effect and no amendments are being made to same.

5.37  Bank Accounts, etc.

Schedule 25 sets forth a complete list of every financial institution in which the Subsidiaries maintain any depository account, trust account or safety deposit box and the names of all persons authorized to draw on or who have access to such accounts or safety deposit box as well as a complete list and brief description of each power of attorney currently in force and given by the Vendor or any of the Subsidiaries.

5.38  No Bankruptcy/Insolvency

None of the Vendor nor any of the Subsidiaries is insolvent, has committed an act of bankruptcy, has proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed on any part of its assets, has had any encumbrance registered on any of its property, nor has it had any execution or distress become enforceable or become levied upon any of its property.

5.39  Distributions

No directors fees and no dividends or other distributions (in cash or other property) on any of the Shares of any of the Subsidiaries have been authorized, declared, paid or proposed since May 31, 2005.

5.40  Computer Systems

The computer systems of each of the Vendor and the Subsidiaries, including but not limited to, mainframes, mini-computers, personal computers and special purpose systems are fully operational and have adequate documentation describing, among other things, the operation of the hardware, required maintenance, daily/weekly/monthly/quarterly/annual “run books” or other operational procedures, all operating systems, applications and utilities. The documentation matches the implementation of the hardware and software in use as of the date thereof. Each of the Vendor and the Subsidiaries is in material compliance with all legal obligations with respect to all software used by it and has license to use all software currently used by it which it does not own as disclosed in Schedule 26. Further, each of the Vendor and the Subsidiaries has a copy of all source codes, fully annotated, for all custom software and all other software not generally available to the public, used by each of the Vendor and the Subsidiaries in connection with the Purchased Business.

5.41  Full Disclosure

The Vendor and the Vendor’s Party have made available to the Purchaser, to the best of Vendor’s and Vendor’s Party’s knowledge, all information, including the financial, marketing, sales and operational information on a historical basis relating to the Purchased Business which would be material to a purchaser of the Purchased Business. All information contained in this Agreement, or in any Schedule hereto or which has been provided to the Purchaser is true and correct in all material respects to the best of Vendor’s and Vendor’s Party’s knowledge, and no material fact or facts have been omitted therefrom which would make such information, taken as a whole, false or misleading in light of the circumstances in which such information was provided. Without limiting the generality of the foregoing, the Vendor and the Vendor’s Party have not failed to disclose to the Purchaser any fact or information, to the best of Vendor’s and Vendor’s Party’s knowledge, which would reasonably be considered to be material to a purchaser of the Purchased Business, acting reasonably, or likely to deter the Purchaser from completing the transactions contemplated herein.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Assets:

6.1  Organization

The Purchaser is a corporation validly subsisting under the laws of Canada and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

6.2  Authorization

This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

6.3  No Violation

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

(a)	any Contract to which the Purchaser is a party or by which it is bound;

(b)	any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

(c)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

(d)	any applicable law, statute, ordinance, regulation or rule.

6.4  Consents and Approvals

There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, or such filing, notice, consent or approval will have been obtained or filed on or prior to the Closing Date.

6.5  Investment Canada

The Purchaser is a Canadian within the meaning of the Investment Canada Act.

6.6  GST Registration

The Purchaser is a registrant for purposes of the ETA whose registration number is 102487287RT0001.

ARTICLE VII
SURVIVAL OF DECLARATIONS, REPRESENTATIONS AND WARRANTIES

7.1  Survival of Declarations, Representations and Warranties

All of the declarations, representations and warranties made or given herein, and in any document or certificate ancillary hereto, will continue to have full force and effect from the Closing Date for the period indicated hereinbelow, notwithstanding any investigation which the Purchaser may have made prior to the Closing, the whole subject to the following terms and conditions:

(a)	the representations and warranties set out in paragraphs 5.1 to 5.4, 5.6, 5.8, 5.9, 5.13 and 5.17 will continue to have full force and effect from the Closing Date, without any time limitation;

(b)
all of the declarations, representations and warranties set out in Article V, excluding those referred to in sub-paragraphs 7.1 (a) and 7.1 (c) or and in Article VI, will continue to have full force and effect for a period of two years from the Closing Date;

(c)
all of the Vendor and the Vendor’s Party’s declarations, representations and warranties herein that are related directly or indirectly to taxation will continue to have full force and effect for the prescribed fiscal prescription period and, without any time limitation in the event of any re-assessment of prior years, notice of assessment, or misrepresentation of facts, through negligence, carelessness or voluntary omission, or where a return has been filed or information has been furnished fraudulently for the purposes of any Tax law.

ARTICLE VIII
COVENANTS

8.1  Access to Purchased Business and Purchased Assets

The Vendor shall forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of, all title documents, Contracts, financial statements, policies, plans, reports, licences, orders, permits, books of account, accounting records and all other documents, information and data relating to the Purchased Business (the "Due Diligence Process"). The Vendor shall afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to the Purchased Assets and all other property and assets utilized in the Purchased Business. At the request of the Purchaser, the Vendor shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Purchased Business or any of the Purchased Assets or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the Purchased Assets maintained by governmental or other public authorities. At the Purchaser's request, the Vendor shall co-operate with the Purchaser in arranging any such meetings at times agreeable to the Vendor and as the Purchaser should reasonably request with:

(a)	employees employed in the Purchased Business;

(b)	customers, suppliers, distributors or others who have or have had a business relationship with the Vendor in respect of the Purchased Business; and

(c)	the auditors, solicitors or any other persons engaged or previously engaged to provide services to the Vendor who have knowledge of matters relating to the Purchased Business or Purchased Assets.

8.2  Delivery of Books and Records

At the Time of Closing, there shall be delivered to the Purchaser by the Vendor all the books and records described in subsection 2.1(l). The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor relating to its matters, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such books or records.

8.3  Change and Use of Name

The Vendor agrees that within 5 days from the Closing Date it shall file articles of amendment or such other corporate action necessary to change its name and the names of any of its Associates or Affiliates to a name that does not include the words "Consultronics" or any part thereof or any similar words. The Vendor agrees that from and after the Closing Date neither the Vendor nor any of its Associates or Affiliates will use the words "Consultronics" or any part thereof or any similar words.

8.4  Conduct of Purchased Business Prior to Closing

Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of Closing:

(a)
Conduct Business in the Ordinary Course. Each of the Vendor and the Subsidiaries shall conduct the Purchased Business only in the ordinary and normal course consistent with past practice and each of the Vendor and the Subsidiaries shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein, and each of the Vendor and the Subsidiaries shall not enter into any material supply arrangements relating to the Purchased Business or make any material decisions or enter into any material Contracts with respect to the Purchased Business without the consent of the Purchaser;

(b)	Continue Insurance. Until the Time of Closing each of the Vendor and the Subsidiaries shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect;

(c)
Regulatory Consents. The Vendor shall obtain, at or prior to the Time of Closing, from all appropriate federal, provincial, municipal or other governmental or regulatory bodies, licences, permits, consents, approvals, certificates, registrations, and authorizations described in Schedule 15.

(d)	Contractual Consents. The Vendor shall give or obtain, at or prior to the Time of Closing, the notices, consents and approvals described in Schedule 16;

(e)
Preserve Goodwill. The Vendor shall use its best efforts to preserve intact the Purchased Business and Purchased Assets and to carry on the Purchased Business as currently conducted, and the Vendor shall use its best efforts to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Vendor;

(f)
Discharge Liabilities. The Vendor shall pay and discharge the liabilities of the Vendor relating to the Purchased Business in the ordinary course in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

(g)
Corporate Action. The Vendor shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and shareholders of the Vendor to be held for such purpose; and

(h)
Best Efforts. The Vendor shall use its best efforts to satisfy the conditions of Closing in favour of the Purchaser mentioned in section 9.1 hereof, excluding however the condition contained in subsection 9.1(b).

8.5  Delivery of Conveyancing Documents

On the Closing Date, the Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments, discharges and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances whatsoever except for Permitted Encumbrances.

8.6  Retail Sales Tax Certificate

On the Closing Date, the Vendor shall deliver to the Purchaser a certificate issued by the Minister of Revenue of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario).

8.7  Delivery of Vendor's Closing Documentation

On the Closing Date, each of the Vendor and the Subsidiaries shall deliver to the Purchaser a current certificate of status with respect to the Vendor and two copies, certified by a senior officer of it as of the Closing Date, of its respective constating documents and by-laws and of the resolutions authorizing the execution, delivery and performance by the each of the Vendor and the Subsidiaries of this Agreement and any documents to be provided by it pursuant to the provisions hereof.

8.8  Delivery of Purchaser's Closing Documentation

The Purchaser shall deliver to the Vendor a current certificate of status, with respect to the Vendor, and two copies, certified by a senior officer of the Purchaser as of the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Purchaser of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Purchaser shall also execute and deliver or cause to be executed and delivered [two] copies of such other documents relevant to the closing of the transactions contemplated hereby as the Vendor, acting reasonably, may request.

8.9  Employees

(a)
The Vendor and the Subsidiaries agree to provide the Purchaser with an up-to-date list of the names of the Employees at least two Business Days and not more than four Business Days prior to the Closing Date. The Purchaser agrees that it shall offer employment to all Employees, effective as at the Time of Closing and conditional on the Closing of this Agreement and the transactions contemplated in the Agreement (the "Remaining Employees"), on substantially the same terms and conditions of employment in aggregate as are then applicable to the Employees. However, nothing herein shall reduce the Purchaser’s management rights in the pursuit of the Purchased Business, including, without limitation, the right to terminate or dismiss any of the Remaining Employees.

(b)	The Vendor and the Subsidiaries shall employ all of the employees set out in Schedule 7 until the Time of Closing, except for any employees who prior to the Time of Closing (the "Former Employees"):

(i)	are terminated for cause;

(ii)	are terminated with the Purchaser's consent, which consent shall not be unreasonably withheld;

(iii)	voluntarily resign;

(iv)	retire; or

(v)	do not accept the Purchaser’s offer of employment.

The Vendor and the Subsidiaries shall not attempt in any way to discourage any of the Employees from accepting any offer of employment to be made by the Purchaser. The Vendor and the Purchaser will cooperate with one another in presenting the offers of employment.

The Vendor agrees that up to and including the Closing Date, all amounts of salary, commissions, sick leave, bonuses or other amounts owed to or in respect of the Remaining Employees shall be paid in full by the Vendor or accrued in the Audited Closing Financial Statements. Accrued amounts for vacation pay, workers’ compensation, employment insurance, income tax and all employee benefits for Remaining Employees shall be assumed by the Purchaser and the Vendor agrees to properly accrue in the Closing Audited Financial Statements all vacation pay, workers compensation, employment insurance, income tax, employee benefits and other payments owing to any such person or agency in respect of such employment up to the Closing Date.

The Purchaser shall have no obligations to or any liability for any Former Employee. The Vendor agrees to indemnify and hold harmless the Purchaser from and against (i) all claims made by Remaining Employees based on acts or omissions by the Vendor during the period of time prior to the Closing Date, and (ii) all claims made by Former Employees.

8.10  Employee Plans

Plans listed in Schedule 7 will be transferred to the Purchaser excluding, however, any stock option plan, such as the employee stock option plan dated April 1st, 1997 and any bonus plan for senior management such as the SMART bonus plan dated February 3rd, 2005 (the "SMART Bonus Plan"), which shall be terminated by the Vendor at Vendor’s expense. Purchaser may amend any plan listed in Schedule 7 to reflect Purchaser’s current employee plans. In the event a plan cannot be transferred, the Purchaser agrees that it will establish replacement plans (the "Replacement Plans") or offer participation in the Purchaser’s current employee plans for those Remaining Employees who accept the offers of employment to be made by the Purchaser pursuant to section 8.9 and who commence working for the Purchaser pursuant to such offers (the "Transferred Employees") in respect of their employment by the Purchaser from and after the Time of Closing. The Replacement Plans, any amendment to any plan listed in Schedule 7 or Purchaser’s current employee plans shall provide to the Transferred Employees benefits that are, at least, similar in the aggregate to benefits currently provided by the Vendor, as disclosed in Schedule 7; however, the Transferred Employees will become eligible to any of the Purchaser’s stock option plan, deferred share unit plan and/or senior management bonus plan, on the same basis and criteria applicable for Purchaser’s current employees. It is agreed that the Purchaser’s senior management bonus plan will provide, at least, the same targeted bonus as in the SMART Bonus Plan. For the purpose of determining the eligibility of a Transferred Employee for membership or benefits under the Employee Plans, under the Replacement Plans or under the Purchaser’s current employee plans:

(a)	their period of employment shall include employment with both the Vendor and the Purchaser and shall be deemed not to have been interrupted at the Time of Closing; and

(b)	their period of membership shall include membership in both the Employee Plans and the Replacement Plans and shall be deemed not to have been interrupted at the Time of Closing.

The Transferred Employees shall begin to accrue full benefits under the Replacement Plans as of the Time of Closing in respect of their employment by the Purchaser. The Purchaser agrees to use its best effort to obtain the required approvals of the applicable federal and provincial regulatory authorities in connection with the establishment and registration of the Replacement Plans or the assignment to the Purchaser of the Employee Plans (excluding, however, any stock option plan and senior management bonus plan).

8.11  Post-closing Assistance to the Vendor

The Purchaser agrees to provide the Vendor, at Vendor’s expense, with assistance and access to the relevant books and records in order to allow the Vendor and its outside consultants to prepare, within 30 days from the Closing Date, all required filings, including any schedules, regarding the research and development report to be filed by the Vendor for the period beginning on June 1, 2005 and ending on the Closing Date, and, as soon as practicable following the Closing Date and in any event within the legally prescribed periods, all schedules required for the corporate income tax return, the branch tax return and all other required filings by the Vendor. The terms and conditions on which the services of the Remaining Employees will be made available to the Vendor are set out in Schedule 30.

ARTICLE IX
CONDITIONS OF CLOSING

9.1  Conditions of Closing in Favour of the Purchaser

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled to the Purchaser’s satisfaction at or prior to the Time of Closing:

(a)	Due Diligence Process. The Purchaser shall have completed and shall, acting reasonably, be fully satisfied with its Due Diligence Process;

(b)
Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of the President of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

(c)
Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed, and a certificate of the President of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

(d)
Regulatory Consents. There shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor or any of the Subsidiaries to permit the change of ownership of the Purchased Assets contemplated hereby, including, without limitation, those described in Schedule 15, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(e)
Contractual Consents. The Vendor shall have given or obtained all the notices, consents and approvals described in Schedule 16, including consents to assignment of Leases, shareholders' consent to proceed with the transactions contemplated herein and renunciation by each outside investor, including every shareholder being a party to any shareholders agreements or similar agreement, to any right thereunder, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(f)
Non-Competition Agreement. The Vendor, the Vendor’s Party and the current senior management team shall have executed and delivered to the Purchaser a non-competition agreement upon such terms and conditions to be negotiated between the parties, acting reasonably;

(g)
No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

(h)
No Material Damage. No material damage by fire or other hazard to the whole or any material part of the Purchased Assets shall have occurred from the date of the preliminary offer with respect to the transactions contemplated herein presented by the Purchaser to the Vendor on October 27, 2005, to the time of Closing;

(i)	No Material Adverse Change. There shall have been no material adverse change in the Purchased Business since May 31, 2005;

(j)
Instruments of Transfer. The Vendor shall have received from its Affiliates such instruments of transfer necessary (including the share certificates) to transfer the securities of such Affiliates held by the Vendor from the Vendor to the Purchaser;

(k)
Legal Opinion from Vendor’s Legal Counsel. The Purchaser will have received, at Closing, a legal opinion from the Vendor’s legal counsel, the form and content of which are satisfactory to the Purchaser and its counsel; such opinion will deal, among other things, but without restricting the generality of the foregoing, with questions of law relating to the corporate and legal status of each of the Vendor and the Subsidiaries, the authority of each of the Vendor and the Subsidiaries in respect of the transactions contemplated by this Agreement, and its power and capacity, and will attest to the validity of the Vendor’s registered title of ownership to the Real Property, the Subsidiaries’ Shares and any patents part of the Intellectual Property;

(l)
Title to Real Property. On Closing, the Purchaser shall acquire good and marketable title to the Real Property, free and clear of all Encumbrances, including the Existing Mortgage and any interest and penalty thereon which shall have been paid by Vendor, other than Permitted Encumbrances;

(m)	Employment Agreements. Employment Agreements will be signed by the key employees, as determined by the Purchaser;

(n)
Environment. A phase 1 environment study with respect to the Real Property, without any reserve or any potential liability mentioned therein, will be delivered by the Vendor to the Purchaser no later than on the Closing Date;

(o)
Customer Purchase Orders. The Purchaser will have received from the Vendor evidence of sufficient and normal backlog (customer purchase orders) and work in progress in accordance with current practices of the Vendor on the Closing Date;

(p)	Good Standing. The Vendor will deliver to the Purchaser certificates of good standing with respect to the Vendor and each of the Subsidiaries;

(q)
Retail Sales Tax. Delivery of Evidence Relating to Retail Sales Tax. The Vendor shall have delivered to the Purchaser the certificate contemplated by section 8.6 representing evidence that all governmental charges required to be withheld and remitted by the Vendor in respect of the Purchased Business under the Retail Sales Tax Act (Ontario) have been paid;

(r)
Health and Safety. Delivery of Evidence Relating to Workplace Safety and Insurance Compliance. The Vendor shall have delivered to the Purchaser a Clearance Certificate from the Ontario Workplace Safety and Insurance Board and any similar certificate from other provincial workers’ compensation boards where there are Employees in such province confirming that the Vendor has made all payments in respect of workers’ compensation up to the Closing Date and there are no outstanding amounts owing;

(s)	Inter-company accounts. Consultronics Europe must have paid or transferred as share capital all its inter-company balances due to the Vendor on or prior to the Closing Date;

(t)	Cash - Subsidiaries. All cash and cash equivalents of the Subsidiaries, as of the Closing Date as per the Subsidiaries’ audited financial statements, will remain with the Subsidiaries;

(u)
Termination. Save and except for any confidentiality undertakings in favour of the Purchaser, all agreements between the Vendor and the Purchaser executed before the date of this Agreement will be terminated as of the Closing Date, and each of the Vendor and the Purchaser will grant in favour of the other a release and discharge with respect to such agreements;

(v)
Additional Agreements. The execution by the Vendors of all required documents and agreements to register the assignment of the Purchased Assets, including, without limitation, a Deed of transfer with respect to the Real Property and the required documentation with respect to the Intellectual Property;

(w)	Schedules. The Purchaser shall have received and approved updated Schedules to this Agreement; and

(x)
Authorizations and Other Documentation. All of the documents relating to the authorization and execution of the transactions provided for herein and all of the actions and measures taken on or prior to the Closing Date in respect of the fulfilment by the Vendor of its obligations pursuant hereto will be satisfactory to the Purchaser and its counsel, and the Purchaser will have received copies of all such documents in a form which is satisfactory to the Purchaser and its counsel.

If any of the conditions contained in this section 9.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in sections 13.2 and 13.3, provided that the Purchaser may also bring an action pursuant to Article XI against the Vendor for damages suffered by the Purchaser where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendor. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty. The Purchaser may also request postponement of the Closing Date by 15 days, pursuant to a written notice to the Vendor, to allow the Vendor to remedy the alleged default and fulfil all of the conditions set out herein, it being understood that such new date will then become the Closing Date for the purposes hereof and that if such alleged default is not remedied within such delay, the Buyer may, at the expiry of the said 15-day period, exercise anew any of the options provided herein.

9.2  Conditions of Closing in Favour of the Vendor

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:

(a)
Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of the President of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in form and substance satisfactory to the Vendor, acting reasonably;

(b)
Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of the President of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in form and substance satisfactory to the Vendor, acting reasonably;

(c)
Regulatory Consents. There shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Purchaser to permit the change of ownership of the Purchased Assets contemplated hereby, including those described in Schedule 15;

(d)
Bulk Sales Compliance. It is agreed that the Purchaser shall not require the Vendor to comply, or to assist the Purchaser to comply, with the requirements of the Bulk Sales Act (Ontario), provided that, at the Closing Date, the Vendor will apply (or direct the Purchaser to apply) any payment made pursuant to section 3.2(b) to satisfy amounts owing by the Vendor to creditors of the Vendor not accounted for in the Closing Audited Financial Statements. Notwithstanding the foregoing, the Vendor agrees to indemnify and save harmless the Purchaser from and against any Claims (including Third Party Claims) the Purchaser may suffer or be exposed to by virtue of non-compliance with the Bulk Sales Act (Ontario); and

(e)
No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby.

If any of the conditions contained in this section 9.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in sections 13.2 and 13.3, provided that the Vendor may also bring an action pursuant to Article XI against the Purchaser for damages suffered by it where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Purchaser. Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant, representation or warranty.

ARTICLE X
CLOSING DATE AND TRANSFER OF POSSESSION

10.1  Transfer

Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall be deemed to take effect as at the close of business on the day immediately prior to the Closing Date.

10.2  Place of Closing

The closing shall take place at the Time of Closing at the offices of Borden Ladner Gervais LLP, counsel for the Vendor, Scotia Plaza, 40 King Street West, Suite 4200, Toronto, Ontario, M5H 3Y4 (the "Closing").

10.3  Further Assurances

Each party to this Agreement covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

10.4  Risk of Loss

From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of the Vendor. If, prior to the Time of Closing, all or any part of the Purchased Assets that are necessary to carry on the Purchased Business as currently conducted are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by governmental or other lawful authority, unless the Purchaser terminates its obligations under this Agreement as contemplated by section 9.1, the Purchaser may complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchaser at the Time of Closing and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the Purchaser. For greater certainty, the Purchased Assets shall be at the risk of the Purchaser from and after the Time of Closing.

ARTICLE XI
INDEMNIFICATION

11.1  Indemnification by the Vendor and the Vendor’s Party

Subject to section 11.10, the Vendor and the Vendor’s Party, jointly and severally, agree to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

(a)
any breach by the Vendor of or any inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with section 11.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in section 7.1);

(b)	any breach or non-performance by the Vendor of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(c)
the operations of the Purchased Business before the Time of Closing including, without limitation, any failure by the Vendor to pay, satisfy, discharge, perform or fulfil any of the Excluded Liabilities;

(d)
all losses, costs and damages suffered by the Purchaser as a result of the failure of the Vendor to perform any of its obligations relating to or in respect of the Purchased Business not assumed by the Purchaser pursuant to this Agreement, or arising under contracts or other agreements assumed by the Purchaser pursuant to this Agreement but relating to or arising out of action or inaction of the Vendor and relating to events which occurred prior to the Closing Date; and

(e)	all losses, costs and damages suffered by the Purchaser arising from any claim by or on behalf of any Former Employees.

11.2  Indemnification by the Purchaser

Subject to section 11.10, the Purchaser agrees to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out of or in connection with:

(a)
any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (provided that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach or inaccuracy of any representation or warranty unless the Vendor shall have provided notice to the Purchaser in accordance with section 11.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in section 7.1);

(b)
any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

(c)
the operations of the Purchased Business after the Time of Closing including, without limitation, any failure by the Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities.

11.3  Notice of Claim

In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, if known.

If, through the voluntary fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to effectively contest the determination of any liability reasonably susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

11.4  Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim (plus all accrued interest since the date of the Claim), failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

11.5  Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

11.6  Settlement of Third Party Claims

The Indemnified Party shall have the exclusive right to contest, settle or pay the amount of any Third Party Claim. The Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnified Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

11.7  Co-Operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

11.8  Inventories

The Purchase Price will be reduced by the book value of any item of inventories that was computed as of the Closing Date that has not been consumed by the Purchaser within eighteen (18) months following the Closing Date (the «Amount A»). This amount will be offset by the book value of any item of inventories included in the inventories as of the Closing Date and reserved for, but that has been consumed within eighteen (18) months following the Closing Date (the «Amount B»). If the difference between Amount A and Amount B is within the range of ($37,500) and $37,500, then no amount will be reimbursed by the Vendor to the Purchaser. If the difference between these two amounts is greater than $37,500, the total aggregate amount of such difference will be reimbursed by the Vendor to the Purchaser within thirty (30) days of a notice to such effect from the Purchaser to the Vendor. If the difference between these two amounts is a larger negative number than ($37,500), then the total aggregate amount of such difference will be reimbursed by the Purchaser to the Vendor within thirty (30) days of a notice to such effect from the Vendor to the Purchaser. For the purposes hereof, dollar figures in brackets denote negative numbers.

Products, including their sub-assembly parts and component parts, that have been discontinued by the Purchaser will be excluded as part of this calculation. In addition, the items included in Schedule 29 that have been received into inventories and are still included as part of inventories within eighteen (18) months of the Closing Date will be included as part of this calculation, provided, however, that the Purchaser will cooperate with the Vendor and the Vendor’s Party in managing such inventories with the supplier(s), so as to minimize the levels thereof on such date.

11.9  Accounts receivable

The Purchaser may, no later than 120 days after the Closing Date, give a notice to the Vendor listing accounts (“Uncollected Accounts”) which were included in the Purchased Assets pursuant to subsection 2.1(f) but which have not been collected. The Vendor and the Vendor’s Party shall have the right to use their best efforts to collect the Uncollected Accounts for and on behalf of the Purchaser. On the date which is 180 days after the Closing Date, the Purchaser shall sell, and the Vendor shall purchase, all Uncollected Accounts which are then still uncollected, for a purchase price equal to the excess, if any, of the aggregate amount of such Uncollected Accounts over the amount of the allowance for doubtful accounts included in the Closing Audited Financial Statements.

11.10  Threshold

(a)
Notwithstanding any other provision of this Article XI, but subject to subsection (b) below, no claim for Losses may be made unless the amount thereof exceeds cumulatively and in aggregate $20,000, in which event the Indemnifying Party shall become liable for the full amount of all Losses on a dollar for dollar basis, as from the first dollar claimed.

(b)	For greater certainty, subsection (a) above shall not apply to:

(i)	the Purchaser’s rights to sell Uncollected Accounts under section 11.9;

(ii)	claims in respect of warranty obligations or inventories for which no reserve has been included in the Closing Audited Financial Statements, pursuant respectively to sections 4.1(j) and 11.8;

(iii)	any amount payable as Purchase Price and any adjustment thereof;

(iv)	any Tax Amounts or other Taxes; and

(v)	any amount claimed by the Purchaser for Excluded Liabilities.

(c)
The Vendor and the Vendor’s Party shall be entitled to set off, against any amount otherwise payable to or for the account of the Purchaser pursuant to section 11.1, the amount by which any accrual or reserve included in the Closing Audited Financial Statements is conclusively determined to have exceeded the actual loss or liability in respect of which it was so included, with the exclusion of the warranty reserve referred to in section 4.1(j) and the inventory reserve referred to in section 11.8.

11.11  Smart Grant

The parties acknowledge that the Smart Grant by its terms is repayable in certain circumstances. The Vendor and the Vendor’s Party shall use their best efforts to obtain confirmation from the relevant Governmental Authority that the sale to the Purchaser of the Shares of Consultronics Europe will not be considered as disqualifying Consultronics Europe as a grant recipient under the “Grant for Research and Development” program, and that accordingly the Smart Grant will not have to be repaid in whole or part. If such Governmental Authority does require repayment of the Smart Grant in whole or part (whether by reason of such sale or by reason of alleged non-compliance by Consultronics Europe with the terms and conditions of the Smart Grant) then the Vendor and the Vendor’s Party, jointly and severally, shall, within five (5) Business Days after receipt of notice from the Purchaser of such requirement, pay to Consultronics Europe or to the Purchaser, as the Purchaser may instruct, an amount (in pounds sterling) equal to 50% of the amount required to be repaid.

ARTICLE XII
DISPUTE RESOLUTION

12.1  Arbitration

Except for disputes contemplated by section 3.3, all disputes over the validity or the amount of Claims made pursuant to Article XI and all other disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement ("Disputes") shall be determined by arbitration under the Arbitration Act, 1991 (Ontario) (the "Arbitration Act"), provided that:

(a)	any hearing in the course of the arbitration shall be held in Toronto, Ontario;

(b)	the application of section 7(2) of the Arbitration Act is expressly excluded;

(c)
subject to section 44 of the Arbitration Act, any award or determination of an arbitrator shall be final and binding on the parties and there shall be no appeal on any ground, including, for greater certainty, any appeal on a question of law, a question of fact, or a question of mixed fact and law;

(d)	despite section 28(1) of the Arbitration Act, an arbitrator shall not, without the written consent of all parties to the arbitration, retain any expert;

(e)
an arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the parties, between or among the parties in such manner as the arbitrator considers reasonable, provided that an arbitrator shall not award costs on a distributive basis;

(f)	all awards for the payment of money shall include prejudgment and postjudgment interest in accordance with sections 127 to 130 of the Courts of Justice Act (Ontario) with necessary modifications; and

(g)
all matters relating to the arbitration shall be kept confidential to the full extent permitted by law and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this dispute resolution provision.

ARTICLE XIII
MISCELLANEOUS

13.1  Notices

(a)
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy [or similar means of recorded electronic communication] or sent by registered mail, charges prepaid, addressed as follows:

(i)	if to the Vendor:

Consultronics Limited
160 Drumlin Circle
Concord, Ontario
L4K 2E5

Attention: Mr. André Rekai, President & CEO
Fax No.: 905 760-7075

with a copy to:

Borden Ladner Gervais LLP
Scotia Plaza
40 King Street West, Suite 4200
Toronto, Ontario
M5H 3Y4

Attention: Graham King
Fax No.: 416-682-2840

(ii)	if to the Purchaser:

EXFO Ingénierie électro-optique / Electro-Optical Engineering
400, avenue Godin
Vanier (Québec)
G1M 2K2

Attention: Mr. Germain Lamonde, president
Fax No.: 418-683-8484

with a copy to:

Desjardins Ducharme, LLP
70 Dalhousie, Suite 300
Québec City, Quebec
G1K 4B2

Attention: Me Jean Brunet
Fax No.: 418-523-5391

(b)
Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)	Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this section 13.1.

13.2  Non-Transferability

(a)
Subject to subsections 13.2(b) and 13.2(c), to the extent that any Purchased Asset is not capable of being sold, assigned, transferred, delivered or subleased without the consent or waiver of any person, or if such sale, assignment, transfer, delivery or sublease, or attempted sale, assignment, delivery or sublease would constitute a breach thereof or a violation of any law, statute, ordinance, regulation, rule, judgment or order, this Agreement shall not constitute a sale, assignment, transfer, delivery or sublease thereof, or an attempted sale, assignment, transfer, delivery or sublease thereof until such consent or waiver of the applicable person is received.

(b)
Each of the Vendor and the Vendor’s Party shall use its best efforts (and the Purchaser shall reasonably cooperate with the Vendor) on or before the Closing Date and thereafter as required, to obtain the consents and waivers referred to in subsection 13.2(a) and to resolve the impediments to the sale, assignment, transfer, delivery or sublease referred to in subsection 13.2(a) and to obtain any other consents and waivers necessary to convey to the Purchaser any of the Purchased Assets.

(c)
To the extent that the consents and waivers referred to in subsection 13.2(a) are not obtained by the Vendor, or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, the Vendor shall, after the Closing Date:

(i)	hold the benefits of any Purchased Asset referred to in subsection 13.2(a) in trust for the Purchaser in accordance with the provisions of this subsection 13.2(c);

(ii)	cooperate in any reasonable and lawful arrangement, approved by the Purchaser, designed to provide such benefits to the Purchaser; and

(iii)
enforce and perform for the account of the Purchaser, any rights or obligations of the Vendor arising from any Purchased Asset referred to in subsection 13.2(a) against or in respect of any person, including the right to elect to terminate in accordance with the terms thereof upon the advice of the Purchaser;

provided, however, that this subsection 13.2(c) shall not constitute a waiver of any right of the Purchaser to require delivery of all consents and waivers on the Closing Date pursuant to section 9.1.

(d)
If the Vendor provides the Purchaser with the use of any Purchased Asset referred to in subsection 13.2(a) without having obtained the necessary consents and waivers referred to in that subsection, and if the use by the Purchaser constitutes a breach or violation of any Contract, permit, authorization or approval to which the Vendor is a party or by which the Vendor or such Purchased Asset is bound, the Vendor shall be responsible for any losses arising as a direct consequence of such breach or violation under any such Contract, permit, authorization or approval.

13.3  Consultation

The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or any regulatory authority or stock exchange having jurisdiction, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

13.4  Disclosure

Prior to any public announcement of the transaction contemplated hereby pursuant to section 13.2, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

13.5  Confidentiality

Both the Vendor and the Purchaser shall maintain the confidentiality of any information received from each other in connection with the transactions contemplated by this Agreement, whether received before or after the date of this Agreement. If the transfer of the Purchased Assets to the Purchaser is not consummated, each shall return to the other any confidential schedules, documents, or other written information obtained from the other in connection with this Agreement whether received before or after the date of this Agreement and the Purchaser agrees that, except as otherwise authorized by the Vendor, neither the Purchaser nor its representatives, agents or employees will disclose to third parties any confidential information or confidential data relating to the Vendor or the Purchased Assets discovered by the Purchaser or its representatives as a result of the Vendor making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein.

13.6  Best Efforts

The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use its best efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

13.7  Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF this Agreement has been executed by the parties.

CONSULTRONICS LIMITED
	By:	/s/Andre Rekai
Andre Rekai President
	By:	/s/Brenda McLennan
Brenda McLennan Chief Financial Officer
EXFO ELECTRO-OPTICAL ENGINEERING INC.
	By:	/s/Germain Lamonde
Germain Lamonde President and Chief Executive Officer
WITH THE INTERVENTION OF/	CONSULTRONICS EUROPE LIMITED
/s/Andre Rekai Andre Rekai	By:	/s/Andre Rekai
CONSULTRONICS DEVELOPMENT KFT
	By:	/s/Andre Rekai
CONSULTRONICS INC.
	By:	/s/Andre Rekai